EXHIBIT 99.1

HMS Holdings Corp. Reports Third Quarter 2018 Results

  Record Quarterly Revenue of $154.3 Million
  Record Quarterly Commercial Revenue of $86.7 Million / YTD Commercial Revenue Up 24%
  Quarterly COB Revenue of $105.7 million / YTD COB Revenue Up 8%
  Full-Year 2018 Revenue Outlook Raised to $595-$600 million
  GAAP EPS of $0.22 Per Diluted Share / Adjusted EPS of $0.31 Per Diluted Share

IRVING, Texas, Nov. 02, 2018 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (Nasdaq: HMSY) today announced financial results for the third quarter of 2018. Net income for the quarter ended September 30, 2018 was $18.6 million or $0.22 per diluted share, compared to a net loss of ($3.4) million or ($0.04) per diluted share in the second quarter of 2018 and net income of $6.4 million or $0.07 per diluted share in the prior year third quarter. Net income in the third quarter of 2018 included a cumulative tax benefit of $2.9 million or $0.03 per diluted share relating to prior open tax years and the current tax year in connection with a realignment of certain state tax apportionments recognized in the quarter. The net loss for the second quarter of 2018 included an expense of $20.0 million related to the settlement on June 27, 2018 of litigation in connection with the earn-out portion of the purchase price for an acquisition the Company completed in 2010 (the “Settlement”). Net income YTD was $21.6 million, compared to $14.3 million in the first three quarters of 2017.

Adjusted EPS in the third quarter of 2018 was $0.31 per diluted share, compared to adjusted EPS of $0.25 per diluted share in the second quarter of 2018 and adjusted EPS of $0.19 per diluted share in the prior year third quarter. Adjusted EPS in the second quarter of 2018 included an adjustment for the non-recurring Settlement expense.

Total revenue in the third quarter of 2018 was a record $154.3 million, compared to total revenue of $146.8 million in the second quarter of 2018 (+5.1%) and $125.7 million in the prior year third quarter (+22.8%). Total revenue YTD, which includes a Medicare RAC reserve release in the first quarter of 2018 of $8.4 million, was $442.5 million compared to $372.7 million in the first three quarters of 2017 (+18.7%). Excluding the Medicare RAC reserve release, total revenue YTD was $434.1 million (+16.5%).

Adjusted EBITDA in the third quarter of 2018 was $41.4 million, compared to $40.0 million in the second quarter of 2018 (+3.5%) and $34.1 million in the prior year third quarter (+21.4%). Adjusted EBITDA in the second quarter of 2018 included an adjustment for the non-recurring Settlement expense. Adjusted EBITDA in the first quarter of 2018 included a net benefit of $6.3 million related to the Medicare RAC reserve release. Adjusted EBITDA YTD was $116.3 million, compared to $84.5 million in the first three quarters of 2017 (+37.6%).

”We are extremely pleased with our overall financial performance through the first three quarters of 2018. The record third quarter revenue reflects progress we have made throughout the year on a number of growth initiatives related to our coordination of benefits and payment integrity offerings, as well as the important contribution of our new care management and consumer engagement products. We intend to push hard through year end to meet our full year objectives, including the increased revenue target we have announced today,” said Bill Lucia, Chairman and CEO. “Our key year-to-date metrics show the broad-based strength of our overall performance. Total Company revenue is up 17% YTD, excluding the first quarter Medicare RAC reserve release - including commercial, payment integrity and member engagement revenues each up double digits. YTD adjusted EBITDA is 38% higher than the comparable period last year, which reflects the leverage in our business model.”

Commercial revenue increased sequentially to a second straight quarterly record of $86.7 million in the third quarter of 2018, compared to $80.5 million in the second quarter of 2018 (+7.7%) and $67.6 million in the prior year third quarter (+28.3%). Commercial revenue YTD was $239.0 million compared to $192.1 million in the first three quarters of 2017 (+24.4%), though comparable 2017 commercial revenue only included roughly two quarters of Eliza revenue following the April 2017 acquisition of Eliza. Excluding Eliza revenue in both periods, Commercial revenue YTD was $201.6 million compared to $174.6 million in the first three quarters of 2017 (+15.5%). Commercial revenue in the third quarter of 2018 included $14.0 million from Eliza, compared to $13.7 million in the second quarter of 2018 (+2.2%) and $9.9 million in the prior year third quarter (+41.4%).

State government revenue increased sequentially to $59.3 million in the third quarter of 2018, compared to $58.8 million in the second quarter of 2018 (+0.9%) and $51.6 million in the prior year third quarter (+14.9%).  State government revenue YTD was $172.7 million, compared to $162.8 million in the first three quarters of 2017 (+6.1%). Federal (including Medicare RAC) and other revenue was $8.3 million in the third quarter of 2018, compared to $7.5 million in the second quarter of 2018 (+10.7%) and $6.5 million in the prior year third quarter (+27.7%).

Coordination of benefits (COB) revenue increased sequentially to $105.7 million in the third quarter of 2018, compared to $100.8 million in the second quarter of 2018 (+4.9%) and $90.1 million in the prior year third quarter (+17.3%). COB revenue YTD was $298.2 million, compared to $277.1 million in the first three quarters of 2017 (+7.6%).  COB accounted for 68.5% of total revenue in the third quarter of 2018, compared to 68.7% in the second quarter of 2018 and 71.7% in the prior year third quarter. COB revenue as a percentage of total revenue has declined in recent quarters as Analytical Services (described below) has grown more rapidly, and that trend is currently expected to continue.

Revenue from Analytical Services, which includes Payment Integrity (PI), care management (Essette) and consumer engagement (Eliza) solutions and Medicare RAC, was $48.6 million in the third quarter of 2018, compared to $46.0 million in the second quarter of 2018 (+5.7%) and $35.6 million in the prior year third quarter (+36.5%). Analytical Services revenue YTD was $144.3 million compared to $95.6 million in the first three quarters of 2017 (+50.9%), though 2017 revenue only included approximately two quarters of Eliza revenue following the April 2017 acquisition of Eliza.

PI revenue was $30.2 million in the third quarter of 2018, compared to $29.5 million in the second quarter of 2018 (+2.4%) and $23.9 million in the prior year third quarter (+26.4%). PI revenue YTD was $88.4 million, compared to $75.2 million in the first three quarters of 2017 (+17.6%). Care management and consumer engagement revenue was $15.3 million in the third quarter of 2018, including Eliza revenue of $14.0 million and Essette revenue of $1.3 million, compared to $14.8 million in the second quarter of 2018 (+3.4%) and $10.9 million in the prior year third quarter (+40.4%). Medicare RAC revenue was $3.1 million in the third quarter of 2018, compared to $1.7 million in the second quarter of 2018 and $0.8 million in the prior year third quarter.

Capital Expenditures were $6.8 million in the third quarter of 2018, which was unchanged from the second quarter of 2018 and the prior year third quarter.

“Based on our strong financial performance through the first three quarters of 2018, we are raising our full year revenue projection to a range of $595 - $600 million. Achieving this revenue target should result in exceeding the top end of the revised guidance we provided in our second quarter 2018 earnings release on other key performance metrics, including operating margin, GAAP Net Income and Adjusted EBITDA. Given the leverage in our business model and the momentum we have going into the fourth quarter, we believe we are well positioned to achieve our full year financial goals,” said Jeff Sherman, CFO. “Cash flow from operations of $31.8 million was particularly strong in the third quarter and we ended the quarter with a cash balance of $124.3 million. We are also very pleased with the impact of our ongoing expense management initiatives, which continue to enhance profitability as we grow top line revenue.”

For additional information about the Company’s third quarter 2018 financial results, see the Q3 2018 Investor Presentation available on the HMS Investor Relations Website at http://investor.hms.com/events-and-presentations.

Webcast and Conference Call Information

HMS will report its preliminary third quarter 2018 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on November 2, 2018. The webcast may also include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at (877) 303–7208 or (224) 357–2389 for international participants, or on the HMS Investor Relations website at http://investor.hms.com/events-and-presentations.The webcast will also be archived and available for replay beginning at approximately 11:00 AM CT / 12:00 PM ET on November 2, 2018 at http://investor.hms.com/events-and-presentations This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/releases.cfm.

About HMS

HMS advances the healthcare system by helping payers reduce costs and improve health outcomes. Through our industry-leading  technology, analytics and engagement solutions, we save billions of dollars annually for health care payers, government programs and at-risk organizations, while helping people live healthier lives. HMS provides a broad range of coordination of benefits, payment integrity, risk analytics, care management and member engagement solutions that move the healthcare system forward. Learn more at hms.com.

Trademarks

HMS, Eliza, Essette and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates.  Other names may be trademarks of their respective owners.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this press release.

The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.

Safe Harbor Statement

The financial results in this press release reflect preliminary results, which are not final until the Company’s Form 10-Q for the quarter ended September 30, 2018 is filed with the Securities and Exchange Commission. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “likely,” “may,” “plans,” “projects,” “seeks,” “targets,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, and future operating or financial performance, including our updated revenue guidance for full year 2018. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans or growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of investment and acquisition opportunities we are pursuing, and the successful execution of such investments and acquisitions; our ability to successfully integrate acquired businesses and realize synergies; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; significant competition relating to solutions and services; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with information and data sources and suppliers; our reliance on subcontractors and other third party providers and parties to perform services; our ability to continue to secure contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting and retaining qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility, or to borrow, obtain financing, maintain liquidity or use credit; unexpected changes in tax laws, regulations or guidance and unexpected changes in our effective tax rates; unanticipated increases in the number or amount of claims for which we are self-insured; our ability to develop, implement and maintain effective internal control over financial reporting; changes in the U.S. healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; and anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Dennis Oakes SVP, Investor Relations dennis.oakes@hms.com 212-857-5786	Media Contact: Lacey Hautzinger Sr. Director, External Communications lacey.hautzinger@hms.com 469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$154,246	$125,673	$442,462	$372,719
Cost of services:
Compensation	58,188	49,012	169,455	149,784
Information technology	12,979	12,067	39,482	33,131
Occupancy	3,500	4,332	11,897	12,109
Direct project expenses	10,661	9,548	31,652	30,092
Other operating expenses	8,567	7,446	22,183	21,212
Amortization of acquisition related software and intangible assets	7,942	8,167	25,695	21,825
Total cost of services	101,837	90,572	300,364	268,153
Selling, general and administrative expenses	28,178	22,240	86,708	73,400
Settlement expense	-	-	20,000	-
Total operating expenses	130,015	112,812	407,072	341,553
Operating income	24,231	12,861	35,390	31,166
Interest expense	(2,880)	(3,109)	(8,562)	(7,734)
Interest income	292	14	600	201
Income before income taxes	21,643	9,766	27,428	23,633
Income taxes	3,069	3,394	5,830	9,302
Net Income	$18,574	$6,372	$21,598	$14,331

Basic income per common share:
Net income per common share -- basic	$0.22	$0.08	$0.26	$0.17
Diluted income per common share:
Net income per common share -- diluted	$0.22	$0.07	$0.25	$0.17
Weighted average shares:
Basic	83,509	83,923	83,373	83,778
Diluted	85,144	85,730	85,241	85,586

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$124,297	$83,313
Accounts receivable, net of allowance of $16,239 and $14,799,
at September 30, 2018 and December 31, 2017, respectively	202,498	189,460
Prepaid expenses	16,826	16,589
Income tax receivable	4,597	1,892
Deferred financing costs, net	564	564
Other current assets	314	836
Total current assets	349,096	292,654
Property and equipment, net	93,145	98,581
Goodwill	487,617	487,617
Intangible assets, net	72,593	91,482
Deferred financing costs, net	1,814	2,237
Other assets	2,655	2,589
Total assets	$1,006,920	$975,160

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$64,295	$61,900
Estimated liability for appeals	22,184	30,787
Total current liabilities	86,479	92,687
Long-term liabilities:
Revolving credit facility	240,000	240,000
Net deferred tax liabilities	14,407	21,989
Deferred rent	4,329	4,852
Other liabilities	9,925	9,403
Total long-term liabilities	268,661	276,244
Total liabilities	355,140	368,931
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;
97,588,656 shares issued and 83,925,462 shares outstanding at September 30, 2018;
96,536,251 shares issued and 83,256,858 shares outstanding at December 31, 2017	975	965
Capital in excess of par value	397,192	368,721
Retained earnings	389,189	366,164
Treasury stock, at cost: 13,663,194 shares at September 30, 2018
and 13,279,393 shares at December 31, 2017	(135,576)	(129,621)

Total shareholders' equity	651,780	606,229

Total liabilities and shareholders' equity	$1,006,920	$975,160

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net income	$21,598	$14,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	24,331	20,599
Amortization of intangible assets	18,889	15,947
Amortization of deferred financing costs	423	1,563
Stock-based compensation expense	17,645	16,761
Deferred income taxes	(7,582)	(726)
Change in fair value of contingent consideration	(35)	(2,450)
Release of estimated liability for appeals	(8,436)	-
Changes in operating assets and liabilities:
Accounts receivable	(13,038)	5,630
Prepaid expenses	(237)	757
Other current assets	522	712
Other assets	(66)	163
Income taxes receivable / (payable)	(2,705)	(2,731)
Accounts payable, accrued expenses and other liabilities	4,394	(15,457)
Estimated liability for appeals	(167)	(1)
Net cash provided by operating activities	55,536	55,098
Investing activities:
Acquisition of a business, net of cash acquired	-	(171,174)
Purchases of property and equipment	(4,333)	(11,656)
Investment in capitalized software	(15,100)	(10,664)
Net cash used in investing activities	(19,433)	(193,494)
Financing activities:
Proceeds from exercise of stock options	13,633	2,580
Payments of tax withholdings on behalf of employees for net-share settlement for stock-based compensation	(2,797)	(2,898)
Payments on capital lease obligations	-	(5)
Proceeds from credit facility	-	42,204
Purchases of treasury stock	(5,955)	-
Net cash provided by financing activities	4,881	41,881
Net increase (decrease) in cash and cash equivalents	40,984	(96,515)
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	83,313	175,999
Cash and cash equivalents at end of period	$124,297	$79,484

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$15,501	$12,317
Cash paid for interest	$7,769	$5,819

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$538	$(414)

 HMS HOLDINGS CORP. AND SUBSIDIARIES
 (in thousands)
(unaudited)

Reconciliation of Net (Loss)/Income to EBITDA and Adjusted EBITDA

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and settlement expense (adjusted EBITDA) was $41.4 million for the third quarter of 2018.

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Net (Loss)/ income	$18,574	$(3,367)	$6,372

Net interest expense	2,588	2,846	3,095
Income taxes	3,069	(242)	3,394
Depreciation and amortization of property and equipment and intangible assets	13,688	16,066	13,879

Earnings before interest, taxes, depreciation and amortization (EBITDA)	37,919	15,303	26,740
Stock based compensation expense	3,437	4,714	7,381
Settlement expense	-	20,000	-
Adjusted EBITDA	$41,356	$40,017	$34,121

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and settlement expense (adjusted EBITDA) was $116.3 million for the nine months ended September 30, 2018, including the first quarter net benefit of $6.3 million related to the Reserve Release.

	Nine Months Ended
	September 30, 2018	September 30, 2017
Net Income	$21,598	$14,331

Net interest expense	7,962	7,533
Income taxes	5,830	9,302
Depreciation and amortization of property and equipment and intangible assets	43,220	36,546

Earnings before interest, taxes, depreciation and amortization (EBITDA)	78,610	67,712
Stock based compensation expense	17,645	16,761
Settlement expense	20,000	-
Adjusted EBITDA	$116,255	$84,473

HMS HOLDINGS CORP. AND SUBSIDIARIES
 (in thousands, except per share amounts)
(unaudited)

Reconciliation of Net (Loss)/income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)

As summarized in the following table, diluted earnings per share adjusted for stock-based compensation expense, settlement expense, amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.31 for the third quarter of 2018.

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Net (Loss)/ income	$18,574	$(3,367)	$6,372

Stock-based compensation expense	3,437	4,714	7,381
Settlement expense	-	20,000	-
Amortization of acquisition related software and intangible assets	7,942	9,621	8,167
Income tax related to adjustments (1)	(3,186)	(10,404)	(5,815)

Adjusted net income	$26,767	$20,564	$16,105

Weighted average common shares, diluted	85,144	83,231	85,730

Diluted GAAP EPS	$0.22	$(0.04)	$0.07
Diluted adjusted EPS	$0.31	$0.25	$0.19

As summarized in the following table, diluted earnings per share adjusted for stock-based compensation expense, settlement expense, amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.79 for the first nine months ended September 30, 2018, including the first quarter net benefit of $0.05 per diluted share related to the Reserve Release.

	Nine Months Ended
	September 30, 2018	September 30, 2017
Net Income	$21,598	$14,331

Stock-based compensation expense	17,645	16,761
Settlement expense	20,000	-
Amortization of acquisition related software and intangible assets	25,695	21,825
Income tax related to adjustments (1)	(17,735)	(14,431)

Adjusted net income	$67,203	$38,486

Weighted average common shares, diluted	85,241	85,586

Diluted GAAP EPS	$0.25	$0.17
Diluted adjusted EPS	$0.79	$0.45

(1)  Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the forecasted adjusted annual effective tax rate at period end.